Exhibit 5.1

EDWARD B. WHITTEMORE 860.240.6075 DIRECT TELEPHONE 860.240.5875 DIRECT FACSIMILE EWHITTEMORE@MURTHALAW.COM

July 9, 2012

Connecticut Water Service, Inc.

93 West Main Street

Clinton, CT 06412

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Connecticut Water Service, Inc., a Connecticut corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of up to one million, seven hundred thousand (1,700,000) shares (the “Registered Shares”) of common stock of the Company, without par value (the “Common Stock”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation and By-Laws of the Company, each as currently in effect, and (iii) certain resolutions adopted by the Board of Directors (the “Board”) of the Company on May 10, 2012 relating to the issuance of the Registered Shares and certain related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company or others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have made such other investigations of fact and law as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies.

Connecticut Water Service, Inc.

July 9, 2012

As to various matters of fact material to our opinion, we have relied upon, and assumed the accuracy, completeness and genuineness of, the statements of fact contained in the documents we have examined or made to us by officers or employees of the Company who by reason of their positions would be expected to have knowledge of such facts. Although we have made no independent investigation of any such facts, nothing has come to our attention which would lead us to believe that such facts are inaccurate.

Members of our firm are admitted to the Bar of the State of Connecticut and do not purport to be experts on, or express any opinion concerning, any law other than the laws of the State of Connecticut and the federal securities laws of the United States. The opinion expressed below is based on the assumption that the Registration Statement will become effective under the Securities Act.

Based upon and subject to the foregoing, we are of the opinion that, when (a) the Board has taken all necessary action to approve the issuance and sale of the Registered Shares, the terms of the offering thereof and related matters, (b) the Registered Shares have been issued and delivered in accordance with the terms of an applicable definitive purchase, underwriting or other agreement approved by the Board, upon payment (or delivery) of the consideration therefor provided for therein, the Registered Shares will be validly issued, fully paid and non-assessable shares of capital stock of the Company.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. This opinion is rendered only as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We undertake no obligation to update or supplement this opinion to reflect any changes in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions as set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters”. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Connecticut Water Service, Inc.

July 9, 2012

Very truly yours, MURTHA CULLINA LLP

By:	/s/ Edward B. Whittemore
Edward B. Whittemore a Partner of the Firm

cc:	David C. Benoit
Kristen A. Johnson